                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 3, 2004, which appears in the December 31, 2003 Annual Report to Shareholders of Strong International Equity Funds, relating to the financial statements and financial highlights of Strong Asia Pacific Fund, Inc. (comprised of the Strong Asia Pacific Fund series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
April 26, 2004